Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE

Roger K. Deromedi (“Mr. Deromedi”) was previously employed by Kraft Foods Inc. (“Kraft”) as Chief Executive Officer in Northfield, Illinois.  Mr. Deromedi’s employment relationship with Kraft has ended and Kraft has offered Mr. Deromedi benefits as set forth in this Agreement, certain of which benefits are greater than what Mr. Deromedi is entitled to receive, and Mr. Deromedi has decided to accept Kraft’s offer.  Therefore, Mr. Deromedi and Kraft both agree and promise as follows:

1.             (a)           Mr. Deromedi’s last day of employment was June 26, 2006 (the “Termination Date”).  Commencing on the date of this Agreement and for so long as Mr. Deromedi  complies with Section 7 of this Agreement, and complies in all material respects with all other provisions of this Agreement, including Sections 9 and 11 hereof, Mr. Deromedi will be paid by Kraft on a salary continuation basis (the “Separation Payments”), at his bi-weekly base salary in effect on the Termination Date, subject to the terms of this Agreement, until February 23, 2007 (the “Salary Continuation Period”).  During the Salary Continuation Period, Mr. Deromedi will be eligible to receive Kraft medical, dental, life, long-term disability and personal accident insurance coverage pursuant to the terms of these Kraft benefit plans as if he were an employee.  During the Salary Continuation Period, Mr. Deromedi will be eligible to participate in the Kraft Thrift and Retirement Plans (both qualified and non-qualified, basic and supplemental) pursuant to the terms of those plans, provided that for purposes of the Thrift Plan, any Separation Payments received by Mr. Deromedi after January 1, 2007 will not be considered

“eligible compensation” and provided further, that for purposes of the Retirement Plans, Mr. Deromedi will be credited with service through the final day of the Salary Continuation Period.  Mr. Deromedi will not be eligible to receive Kraft short-term disability insurance coverage or business travel accident coverage after the Termination Date.  Following the Salary Continuation Period, Mr. Deromedi will be eligible to receive medical, dental and life insurance benefits from Kraft to the extent provided in the letter, dated March 27, 1989, from Philip Morris Companies Inc. to Mr. Deromedi. (the “1989 Letter”)

(b)                  Promptly following the end of the Salary Continuation Period, Mr. Deromedi will receive a lump sum payment from Kraft (the “Lump Sum Payment”) in an amount equal to the salary that he would have received, at the rate of salary in effect for him on the Termination Date, had his employment continued during the period between the end of the Salary Continuation Period and June 26, 2008.

(c)                  If Mr. Deromedi were to die prior to his receipt of the Lump Sum Payment, Kraft agrees to pay Mr. Deromedi’s surviving spouse (or estate if no surviving spouse) any Separation Payments earned but not yet received, the Lump Sum Payment, and the payments described in Sections 2 and 3 below in a lump sum, provided that if the amount of the payments described in Section 2 have not yet been determined at the time of Mr. Deromedi’s death, such payments will be made at such time as their amount has been determined.

2.             Provided that Mr. Deromedi complies with Section 7 of this Agreement, and complies in all material respects with all other provisions of this Agreement, including Sections 9 and 11 hereof, Mr. Deromedi will receive a payment in respect of his 2006 annual incentive award under the Kraft Management Incentive Plan (“MIP”) to be pro-rated for the period from January 1, 2006 through June 30, 2006 and paid on the basis of Mr. Deromedi’s individual target percentage and the actual business unit rating for Kraft for full fiscal 2006, as determined by the Compensation Committee of Kraft’s Board of Directors (the “Committee”).  This payment, less required deductions, will be made no later than December 31, 2006.  In addition, Mr. Deromedi will, provided that he complies with Section 7 of this Agreement, and complies in all material respects with all other provisions of this Agreement, including Sections 9 and 11 hereof, receive a payment in respect of his 2004-2006 Long-Term Incentive Plan (“LTIP”) award to be pro-rated from January 1, 2004 through June 30, 2006 and paid on the basis of Mr. Deromedi’s individual target percentage and the actual Kraft LTIP rating, as determined by the Committee.  This payment, less required deductions, will be made at such time as LTIP payments in respect of the 2004-2006 performance period are made to Kraft’s senior executives.

3.             Mr. Deromedi will become vested, as of the effective date of this Agreement,  in the number of shares of restricted stock indicated below:

2004 Grant                             —              66,667 shares

Special 2004 Grant                —              25,000 shares

2005 Grant                             —              50,030 shares

Total                                       —            141,697 shares

On the vesting date, Kraft will deduct the number of shares having an approximate aggregate value equal to the amount of withholding taxes due from the total number of shares vesting.  Shares deducted in satisfaction of actual withholding tax requirements will be valued at the Fair

Market Value on the date of vesting.  Mr. Deromedi will forfeit the balance of unvested restricted stock held outstanding as of the date of this Agreement.

4.             Mr. Deromedi will be eligible for continued financial counseling in accordance with current practice through the end of the Salary Continuation Period.  In addition, Mr. Deromedi will be eligible to continue participating in the Kraft executive car policy through the Salary Continuation Period.  Following the Salary Continuation Period, Mr. Deromedi will have the choice of purchasing the car based on 100% of the wholesale value plus all applicable taxes, license fees and any administrative fees charged by the leasing company, or returning the car to Kraft’s Northfield location or another mutually agreed upon location.  During the Salary Continuation Period, Kraft will continue to be responsible for paying all normal repair, normal maintenance and monitoring fees associated with Mr. Deromedi’s home security system; thereafter, Mr. Deromedi will be responsible for paying such repair, maintenance and monitoring fees.  At his request, Mr. Deromedi will also be eligible to receive executive outplacement for a period of up to two years from the Termination Date, which will include office and secretarial support.  Kraft will reimburse Mr. Deromedi for his reasonable professional fees incurred by him in connection with the negotiation and documentation of this Agreement, provided, however, that Kraft’s obligation to pay for outplacement services and professional fees, combined, will not exceed a maximum of $100,000.

5.             Mr. Deromedi will be entitled to exercise any vested stock options that he holds in Altria Group, Inc. (formerly Philip Morris Companies Inc.) and Kraft Foods Inc. stock pursuant to the terms of the applicable option grant.  For purposes of his outstanding vested stock options,

Mr. Deromedi will be treated as a retiree as of the Termination Date and accordingly all of such vested stock options  will be exercisable for the remainder of their original term.

6.             Consistent with a previous agreement between Mr. Deromedi and Kraft, a benefit recognizing Mr. Deromedi’s Kraft earnings for the purpose of calculating his General Foods pension benefit and, in addition, recognizing his 11 years of service with General Foods (i.e., added to his Kraft service) for the purpose of determining early retirement eligibility is payable under Kraft Foods Global, Inc. Supplemental Benefits Plan II.  Mr. Deromedi’s nonqualified retirement plan benefits will be paid subject to the terms of the Employee Grantor Trust Enrollment Agreement between Mr. Deromedi and Altria Group, Inc. (formerly Philip Morris Companies Inc.) dated August 5, 1999 or any successor agreement and will be subject to offset in accordance with such agreement for amounts paid to Mr. Deromedi from the grantor trust established by him pursuant to such agreement.

7.             As consideration for Kraft’s promises to provide the payments and other benefits described herein, Mr. Deromedi agrees that he will not engage in Prohibited Conduct from the date of this Agreement through June 26, 2007.  Prohibited Conduct will be: (1) working for, or providing services, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner), to any of the companies listed below, or of an entity that has a controlling equity interest or management control of any such company, without the written consent of Kraft’s Executive Vice President Global Human Resources, or designee, such consent to be provided by Kraft in its sole and absolute discretion; or (2) soliciting, directly or indirectly, any employee of Kraft to leave Kraft and to work for any other entity, whether as an employee, independent contractor or in any other capacity.  It will not be a violation of this Section 7 for Mr. Deromedi to provide services to any entity that provides goods or services to any of the companies listed below, or to any entity that has a controlling equity interest or management control of any such company, provided that during the period ending June 26, 2007 he is not himself, directly or indirectly, providing goods or services to such listed companies or such entities that have controlling equity interests or management control of such listed companies.

The companies are:  Cadbury Schweppes plc, Campbell Soup Company, The Coca-Cola Company, ConAgra Foods, Inc., General Mills, Inc., Groupe Danone, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestlé S.A., PepsiCo, Inc., The Procter & Gamble Company, Sara Lee Corporation, and Unilever N.V., or any subsidiaries, affiliates or subsequent parent or merger partner if any of these companies are acquired or merge.  For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.

Should Mr. Deromedi engage in Prohibited Conduct at any time prior to June 26, 2007, he will be obligated to pay back to Kraft all payments (including any Separation Payments, the Lump Sum Payment and the payments described in paragraph 2 herein) received pursuant to this Agreement.  This will be in addition to any other remedy that Kraft may have in respect of such Prohibited Conduct.  Kraft and Mr. Deromedi acknowledge and agree that Kraft will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 7, 9 and 11 and agree that in the event of an actual or threatened breach or violation of such provisions Kraft will be awarded injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security, and that such right to injunctive relief will be in addition to any other rights available under this Agreement.

8.             Except as otherwise communicated to Kraft by Mr. Deromedi, Kraft and Mr. Deromedi acknowledge that Mr. Deromedi has returned all company property in his possession, including documents, manuals, handbooks, notes, keys and any other articles he has used in the course of his employment.

9.             Mr. Deromedi acknowledges that during the course of his employment with Kraft, he was entrusted with certain marketing, financial, product, manufacturing, technical and other proprietary information and material which are the property of Kraft.  Mr. Deromedi agrees that, from the date of this Agreement and thereafter, he will not communicate or disclose to any third party, or use for his own account, without the written consent of Kraft, any of the aforementioned information or material, unless and until such information or material becomes generally available to the public (which includes the trades and industries in which Kraft operates) through no fault of Mr. Deromedi.  Nothing herein will preclude Mr. Deromedi from using his general knowledge and expertise to fulfill job responsibilities with a new employer.  Anything herein to the contrary notwithstanding, this Section 9 will not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Mr. Deromedi to disclose or make accessible any information, provided that Mr. Deromedi will request confidential treatment with respect to such information and/or request matters with respect to such information be sealed, or (ii) when disclosure in an arbitration or litigation pursuant to Section 13 is necessary, in the reasonable opinion of Mr. Deromedi based on the advice of counsel,  to the assertion of Mr. Deromedi’s entitlements (including any defense with respect to any claim), provided that Mr. Deromedi will request confidential treatment with respect to such information and/or request matters with respect to such information be sealed; provided, however, that Mr. Deromedi will also provide Kraft with written notice within a reasonable time prior to such disclosure of his intention to disclose to a party to such arbitration or litigation other than Kraft.

10.           Mr. Deromedi will not be entitled to receive any additional compensation or benefits, which are not the subject matter of this Agreement.  Mr. Deromedi understands that the arrangements provided for in this Agreement exceed those to which he would be entitled under Kraft’s existing policies.

11.           Mr. Deromedi agrees not to knowingly make any public statement that would disparage Kraft and its affiliates or persons who are officers and directors of Kraft and its affiliates as of the date of this Agreement.  Kraft agrees that neither Kraft nor its senior officers and directors will knowingly make any public statement that would disparage Mr. Deromedi.  Notwithstanding the foregoing, nothing in this Section 11 will prevent any person from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.  Each of the parties agrees to notify the other of any statement that is required to be made as provided in clause (b)(ii) of the preceding sentence.  Such notice will be given as much in advance of the making of such statement as is reasonably possible.

12.           Mr. Deromedi will make himself available to Kraft to assist Kraft and its affiliates, as may be requested by Kraft, at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters in which Mr. Deromedi was personally involved, directly or indirectly, during his employment with Kraft, provided that in no event will Mr. Deromedi be required to provide any cooperation if such cooperation is materially adverse to his legal interests.  To the extent possible, Kraft will try to limit Mr. Deromedi’s cooperation to regular business hours.  In any event, (i) in any matter subject to this Section 12, Mr. Deromedi will not be required to act against the best interests of any new employer or new business venture in which he is an employee, partner or active participant and (ii) any request for such cooperation will take into account Mr. Deromedi’s other personal and business commitments.  Kraft agrees to provide Mr. Deromedi reasonable notice in the event his assistance is required.  Kraft will pay or reimburse Mr. Deromedi for all reasonable expenses and costs he may incur as a result of providing such assistance, including travel costs and legal fees, provided Kraft receives proper documentation with respect to all claimed expenses and costs.  Kraft will only be obligated to reimburse Mr. Deromedi’s legal fees if Kraft is provided with a written statement, by counsel reasonably acceptable to Kraft, that separate legal representation is warranted.  Reimbursement will be made within thirty (30) days after Kraft has been provided with a detailed, itemized statement of services rendered by Mr. Deromedi’s attorney.  Mr. Deromedi’s entitlement to reimbursement of expenses and costs, including legal fees pursuant to this Section 12, will in no way affect his rights to be indemnified and/or to have his expenses paid or reimbursed pursuant to paragraph 15 of this Agreement.  Mr. Deromedi will be entitled to an hourly fee (which fee will be mutually determined by Kraft and Mr. Deromedi prior to Mr. Deromedi’s providing any cooperation pursuant hereto, it being agreed that such fee will be fair and reasonable in light of his compensation history) for furnishing such cooperation (including, without limitation, for time taken in travel undertaken in connection with such cooperation), such fee to be paid promptly following his submission of a statement setting forth the number of hours spent

13.           Any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between Mr. Deromedi and Kraft, Mr. Deromedi’s employment with Kraft, or the termination thereof (collectively, “Covered Claims”) will be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 13.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party will pay its own costs of arbitration or litigation, including without limitation attorneys’ fees.  If either Mr. Deromedi or Kraft believes that a breach of this Agreement has occurred, the party asserting such breach will notify the other in writing.  The parties will attempt to settle any such dispute through consultation and negotiation in good faith and in a spirit of mutual cooperation.   If any such alleged breach is susceptible of cure and is cured by the breaching party within a reasonable period of time after notice has been served, such alleged breach shall not give rise to damages or any other remedy under this Agreement.  If the matter is not resolved to the parties’ satisfaction  within thirty (30) days  after notice has been served, or within such longer time period as may be agreed to by the parties, the dispute will be submitted to binding arbitration pursuant to this paragraph.  If, pursuant to this paragraph, the arbitrator determines that Mr. Deromedi has breached the terms of this Agreement, Mr. Deromedi will repay to Kraft the amounts that Kraft paid to him under paragraphs 1 and 2 of this Agreement plus interest at the rate of the then

current published federal short-term rate.    If at the time any alleged breach of this Agreement by Mr. Deromedi has occurred, all payments due Mr. Deromedi under this Agreement have not yet been made, Kraft will make no further payments due.  Notwithstanding the foregoing, if such alleged breach is susceptible of cure and is cured by Mr. Deromedi within a reasonable period of time after notice has been served, or if, pursuant to this paragraph, the arbitrator determines that Mr. Deromedi has not breached the terms of this Agreement, Kraft will resume payments to Mr. Deromedi in accordance with the terms of this Agreement.  Mr. Deromedi and Kraft agree that the prevailing party with respect to any particular issue(s) in any arbitration of any Covered Claim will be reimbursed by the non-prevailing party his/its attorneys’ fees and costs, up to a maximum of $150,000, relating to such particular issue(s) before the arbitrator.

14.           Mr. Deromedi is aware of his legal rights concerning his employment with Kraft.  In consideration for the benefits being provided to Mr. Deromedi hereunder, Mr. Deromedi (for himself, his heirs, legal representatives and assigns) hereby waives, and generally releases Kraft, its affiliated companies and their officers, directors, agents, and employees from, and agrees not to sue them for, any claims or causes of action existing on the date of this Agreement arising out of his employment relationship with Kraft or the termination of that employment.  This includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination, and claims for breach of contract and wrongful discharge; provided, however, nothing herein will release Kraft from any claims or damages based on (i) any right Mr. Deromedi may have to enforce this Agreement, (ii) any right or claim that arises after the date of this Agreement, (iii) any right Mr. Deromedi may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of Kraft or its affiliates, (iv) Mr. Deromedi’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of Kraft or its affiliates, or any applicable insurance policy, with respect to any liability Mr. Deromedi incurs or incurred as an employee or officer of Kraft or its affiliates or (v) any right Mr. Deromedi may have to obtain contribution as permitted by law in the event of entry of judgment against Mr. Deromedi as a result of any act or failure to act for which Mr. Deromedi and Kraft are jointly liable.  In consideration for the above release, Kraft, on behalf of itself and its affiliated companies, and their officers, directors, agents and employees, hereby waives, and generally releases Mr. Deromedi and his heirs and representatives from, and agrees not to sue him, for any claims or causes of action existing on the date of this Agreement arising out of his employment relationship with Kraft or the termination of that employment.

15.     (a)  Kraft agrees that if Mr. Deromedi is presently a party, is made a party or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Kraft or is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of Kraft whether or not the basis of such Proceeding is Mr. Deromedi’s alleged action in an official capacity while serving as such director, officer, employee or agent, Mr. Deromedi will be indemnified and held harmless by Kraft to the fullest extent legally permitted or authorized by Kraft’s articles of incorporation or bylaws or resolutions of Kraft’s Board of Directors or, if greater, by the laws of the State of Virginia, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Mr. Deromedi in connection therewith, and such indemnification will inure to the benefit of Mr. Deromedi’s heirs and legal representatives.  Kraft will pay or reimburse Mr. Deromedi for all reasonable costs and expenses incurred by him in connection with a Proceeding within thirty (30) days after Mr. Deromedi delivers to Kraft  proper documentation thereof; provided, however, that Kraft will only be obligated to pay or reimburse Mr. Deromedi’s legal fees if Kraft is provided with (a) a written statement, by counsel reasonably acceptable to Kraft, that separate legal representation is warranted and (b) a detailed, itemized statement of services rendered by Mr. Deromedi’s attorneys.

(b)           Kraft agrees to continue and maintain directors’ and officers’ liability insurance covering Mr. Deromedi which is no less favorable and no more favorable than the coverage Kraft provides for its directors and other senior officers.

16.           In the event that the aggregate of all payments or benefits made or provided to Mr. Deromedi under this Agreement and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Kraft will pay to Mr. Deromedi, prior to the time any excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, including any interest and penalties, is equal to the Excise Tax on the Aggregate Payment; provided, however, that Kraft will only be obligated to make the additional payments under this paragraph if (a) the Aggregate Payment is determined to constitute a Parachute Payment and (b) Kraft has made or agreed to make Parachute Payments to its senior officers and has agreed to pay them such additional payments.

17.     (a)  Mr. Deromedi is a participant in various plans operated by Kraft that may or do provide non-qualified deferred compensation.  If any compensation or benefits provided for by this Agreement may result in the application of Section 409A of the Code, Kraft will, in agreement with Mr. Deromedi, modify the Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modification, in each case, without any diminution in the value of the payments to be paid or provided to Mr. Deromedi pursuant to paragraphs 1, 2, 3, 4, and 5 of this Agreement.  To the extent required in order to comply with Section 409A of the Code, amounts or benefits to be paid or provided to Mr. Deromedi pursuant to this Agreement will be delayed to the first business day on which such amounts and benefits may be paid to Mr. Deromedi in compliance with said Section 409A.  To the extent that a delay impacts Mr. Deromedi’s welfare benefit coverage, Mr. Deromedi will be covered under the welfare benefits described in the 1989 Letter.

(b)           If Mr. Deromedi is subject to additional tax liability under said Section 409A (which for purposes hereof will be deemed to include a deemed interest charge and the 20% additional tax), as a result of the breach by Kraft of any of the provisions of this Agreement, Kraft agrees to pay to Mr. Deromedi, prior to the time such additional tax liability is payable by him, an additional amount which, after the imposition of all income and excise taxes thereon, including any interest and penalties, is equal to such additional tax liability.  Mr. Deromedi agrees that he will cooperate with Kraft in challenging the assessment of such additional tax liability.  For the avoidance of doubt, Mr. Deromedi will be entitled to receive the gross-up payment provided for in this clause (b) only in the specific circumstances provided for herein.

(c)           Kraft agrees that if deferral of a payment or benefit is required for more than one (1) year pursuant to clause (a) above in order to comply with Section 409A(a)(v)(B)(i), it will provide such payment  plus interest at the rate of the then current published federal short-term rate.

18.           In no event will Mr. Deromedi be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement.  There will be no offset by Kraft against Mr. Deromedi’s entitlements under this Agreement for any compensation or other amounts that he earns from subsequent employment or engagement of his services or on account of any claim that Kraft may have against him.  In no event will Kraft have a right of offset against any account that Mr. Deromedi maintains with Kraft on account of any claims arising under this Agreement.

19.           This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and will supersede all prior agreements, whether written or oral, with respect thereto.  In the event of any inconsistency  between  the terms of this Agreement  and the terms of any other Kraft plan, policy, equity grant, arrangement or agreement Mr. Deromedi,  the provisions most favorable to Mr. Deromedi will govern.

20.           This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws.

21.           If any provision of this Agreement is held to be invalid, illegal or unenforceable (in whole or part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither (i) the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement nor (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provisions of this Agreement, will be affected or impaired.

22.           Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in Mr. Deromedi’s case), legal representatives (in Mr. Deromedi’s case) or assigns.  Kraft will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kraft to assume and agree to perform this Agreement in the same manner and to the same extent that Kraft would be required to perform it if no such succession had taken place.  As used in this Agreement, “Kraft” will mean Kraft as defined above and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.  In the event of Mr. Deromedi’s death or a judicial determination of his incompetence, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to Mr. Deromedi will be deemed to refer, where appropriate, to his legal representatives or his beneficiary or beneficiaries.  Anything herein to the contrary notwithstanding, Kraft may not assign this Agreement except to a successor to Kraft, and any such assignment by Kraft will not relieve it of its obligations hereunder.  None of Mr. Deromedi’s rights or obligations under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided in this Agreement or other applicable plans or agreements of Kraft.

23.           For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be sent by messenger or overnight courier (provided in each case confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested, or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to Mr. Deromedi:	At the last address and fax number on file at Kraft

With a copy to:	Joseph E. Bachelder, Esq.
780 Third Avenue, 29th Floor
New York, NY 10017
Fax: (212) 319-3070

If to Kraft:	Karen May
Executive Vice President
Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL 60093
Fax: (847) 646-7101

With a copy to:	Marc Firestone
Executive Vice President and General Counsel
Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL 60093
Fax: (847) 646-2950

Notices, demands and other communications will be deemed given on delivery thereof.

24.           This Agreement may not be amended except by mutual written agreement of Mr. Deromedi and an authorized officer of Kraft.  No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

25.           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  This Agreement may be executed by a signature delivered by facsimile or in pdf format, which will be deemed to be an original signature.

26.           Kraft represents and warrants that (i) the execution, delivery and performance of this Agreement by Kraft has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of Kraft is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which Kraft is a party or by which it is bound and (iv) upon execution and delivery of this agreement by the parties, it will be a valid and binding obligation of Kraft enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

27.           By signing below Mr. Deromedi acknowledges that he has thoroughly read this Agreement.  He also acknowledges that he has been advised to consult an attorney prior to executing this Agreement and that he has 21 days to review this Agreement before signing it, and an additional 7 days after its becoming effective upon signing it to revoke it.  In addition, Mr. Deromedi agrees that he has full understanding and knowledge of the terms and conditions of this Agreement, and that he understands that these terms will be final and binding upon Mr.

Deromedi and upon Kraft and no longer subject to revocation 7 days from the execution of this Agreement.

/s/ ROGER K. DEROMEDI	Date: August 31, 2006
ROGER K. DEROMEDI

The undersigned hereby certifies that Roger K. Deromedi appeared before me and signed this document and verified that he signed this Agreement voluntarily.

/s/ YOLANDA KOZICZ	Date: August 31, 2006
Notary Public

My Commission Expires:	October 17, 2007
[Official Seal of Notary]

ACCEPTED FOR KRAFT FOODS INC.

By:	/s/ KAREN MAY

Name:	Karen May

Title:	EVP HR

Date:	August 31, 2006